Exhibit 10.1

UNIT PURCHASE AGREEMENT

Agreement entered into on November 21, 2007, by and among Lumigen, Inc., a Michigan corporation (the “Buyer”), and Hashem Akhavan-Tafti, A. Paul Schaap, Richard S. Handley, and Gary T. Priestap (collectively the “Sellers”). The Buyer and the Sellers are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

The Sellers in the aggregate own 80.1% of the outstanding Units of Nexgen Diagnostics LLC, a Delaware limited liability company (“NexGen”).

Buyer owns 19.9 of the outstanding Units of NexGen.

This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of their outstanding Units of NexGen in return for cash.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Applicable Percentage” as set forth on Appendix I attached hereto.

“Buyer” has the meaning set forth in the preface above.

“Closing” has the meaning set forth in §2(c) below.

“Closing Date” has the meaning set forth in §2(c) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the businesses and affairs of NexGen that is not already generally available to the public.

“Disclosure Schedule” has the meaning set forth in §4 below.

“Financial Statements” has the meaning set forth in §4(g) below.

“Improvements” has the meaning set forth in §4(l) below.

“Intellectual Property” means (i) all inventions and discoveries (whether or not patentable or reduced to practice), patents, patent applications, improvements thereto, invention disclosures, and other rights of invention, worldwide, including without limitation any reissues, divisions, continuations and continuations in part, provisionals, reexamined patents or other applications or patents claiming the benefit of the filing date of any such application or patent (collectively, “Patents”); (ii) all copyrights in both published works and unpublished works, all rights in copyrights, including derivative rights, moral rights, website content, and other rights or authorship and exploitation, and any applications, registrations and renewals in connection therewith, worldwide (collectively, “Copyrights”); (iii) all know how, trade secrets, confidential information, technical information, software, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”); (iv) rights to exclude others from appropriating any of such intellectual property, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights or priority and protection or interests therein; and (v) any other proprietary, intellectual property and other rights relating to any or all of the foregoing anywhere in the world.

“Knowledge” means actual knowledge of a fact or other matter following the exercise of a reasonable inquiry and investigation with respect to such fact or other matter.

“Knowledge of NexGen” means the Knowledge of any of the Sellers.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“LLC Agreement” means Limited Liability Company Agreement of Nexgen Diagnostics LLC dated as of November 8, 2006, as amended.

“Lumigen” has the meaning set forth in the preface above.

“NexGen” has the meaning set forth in the preface above.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Purchase Price” has the meaning set forth in §2(b) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Sellers” has the meaning set forth in the preface above.

“SOL Representations” means the representations and warranties in §§3(a) and (b), and 4(a), (b), (c), (d) and (k).

“Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

“Tax” means any federal, state, or local income, license, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, personal property, use, transfer, registration, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Unit” means an undivided interest in NexGen, including the rights and benefits set forth in that certain Limited Liability Company Agreement of Nexgen Diagnostics LLC dated as of November 8, 2006, as amended (the “LLC Agreement”), together with all obligations of the holders thereof set forth in such Agreement.

2. Purchase and Sale of NexGen Units.

(a) Basic Transaction. On and subject to the terms and conditions of this Agreement, at the Closing the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to the Buyer, all of his NexGen Units for the consideration specified below in this §2.

(b) Purchase Price. The Buyer agrees to pay to the Sellers $450,000 per Unit for an aggregate purchase price for the Seller Units of $36,045,000 (the “Purchase Price”) by delivery of cash payable by wire transfer or delivery of other immediately available funds at the Closing. The Purchase Price shall be allocated among the Sellers in proportion to their respective holdings of NexGen Units as set forth in §4(b) of the Disclosure Schedule.

(c) Signing and Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buyer’s parent, Beckman Coulter, Inc in Fullerton, California, commencing at 9:00 a.m. local time on November 30, 2007 or such other date or location as the Buyer and the Sellers may mutually determine (the “Closing Date”).

(d) Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in §6(a) below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in §6(b) below, and (iii) the Buyer will wire to each of the Sellers in accordance with attached Appendix I the consideration specified in §2(b) above.

3. Representations and Warranties Concerning the Transaction.

(a) Representations and Warranties of the Sellers. Each of the Sellers represents and warrants to the Buyer severally, but not jointly, and only with respect to himself, that the statements contained in this §3(a) are true and correct and shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at that time, except as set forth in Annex I attached hereto (which will be delivered to Buyers not later than November 23, 2007).

(i) Sellers. The Sellers are individuals.

(ii) Authorization of Transaction. Each of the Sellers has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Sellers, enforceable in accordance with its terms and conditions, except to the extent that enforceability hereof may be limited by bankruptcy, insolvency, and other similar laws affecting the rights and remedies of creditors generally and general equitable principles. The Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Sellers is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Sellers is a party or by which he or it is bound or to which any of his or its assets is subject.

(iv) Brokers’ Fees. The Sellers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

(v) NexGen Units. The Sellers holds of record and own beneficially the number of NexGen Units set forth next to his name in §4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. None of the Sellers is a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any Units of NexGen (other than this Agreement). None of the Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Units of NexGen.

(b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this §3(b) are true and correct and shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at that time, except as set forth in Annex II attached hereto (which will be delivered to Buyers not later than November 23, 2007).

(i) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Michigan.

(ii) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except to the extent that enforceability hereof or thereof may be limited by bankruptcy, insolvency, and other similar laws affecting the rights and remedies of creditors generally and general equitable principles. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

(iv) Brokers’ Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

(v) Investment. The Buyer is acquiring the NexGen Units for its own account for investment only, and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

4. Representations and Warranties Concerning NexGen. The Sellers represent and warrant to the Buyer that the statements contained in this §4 are true and correct and shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at that time, except as set forth in the disclosure schedule delivered by the Sellers to the Buyer not later than November 23, 2007 and initialed by the Parties (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §4.

(a) Organization, Qualification, and Corporate Power. NexGen is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware. §4(a) of the Disclosure Schedule lists the managers of NexGen. The Sellers have delivered to the Buyer correct and complete copies of the Certificate of Formation and Limited Liability Company Agreement of NexGen (as amended to date). The minute books (containing the records of meetings of the members, the board of managers, and any committees of the board of managers), are correct and complete. NexGen is not in default under or in violation of any provision of its Certificate of Formation or Limited Liability Company Agreement.

(b) Capitalization. The entire authorized capital Units of NexGen consists of 100 NexGen Units, of which all 100 NexGen Units are issued and outstanding. All of the issued and outstanding NexGen Units have been duly authorized, are validly issued and fully paid and are held of record by the respective Sellers as set forth in §4(b) of the Disclosure Schedule, with the remaining 19.9 Units being held by Buyer. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require NexGen to issue, sell, or otherwise cause to become outstanding any of its additional Units. There are no outstanding or authorized unit appreciation, phantom unit, profit participation, or similar rights with respect to NexGen. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Units of NexGen.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which NexGen is subject or any provision of the Certificate of Formation or Limited Liability Company Agreement of NexGen or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which NexGen is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). NexGen does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d) Brokers’ Fees. NexGen has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Title to Assets. NexGen does not own nor does it lease any tangible personal property.

(f) Subsidiaries. NexGen does not have any Subsidiaries.

(g) Financial Statements. Attached hereto as Exhibit A are unaudited consolidated balance sheets and statements of income and cash flow as of and for the period from November 8 – December 31, 2006 and January 1 – October 30, 2007 for NexGen (the “Financial Statements”). The Financial Statements present fairly the financial condition of NexGen as of such dates and the results of operations of NexGen for such periods, are correct and complete, and are consistent with the books and records of NexGen.

(h) Events Subsequent to the Financial Statements. Except that NexGen has, subsequent to October 30, 2007, distributed all of the cash identified in the Financial Statements, since such date there has not been any material adverse change in the business, financial condition, operations, results of operations of NexGen and NexGen has only been operated in the Ordinary Course of Business.

(i) Undisclosed Liabilities. NexGen has no Liability other than:

(i) Liabilities to the extent and for the respective amounts reflected as a liability on the Financial Statements;

(ii) Liabilities or obligations incurred in the Ordinary Course of Business since the date of the Financial Statements that are not required to be set forth on the Disclosure Schedules;

(iii) obligations for performance (but not for breach) under contracts; and

(iv) the other liabilities and obligations specifically disclosed on the Disclosure Schedules.

(j) Legal Compliance. NexGen has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, and local governments and, to the Knowledge of Sellers, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

(k) Tax Matters. NexGen has filed or caused to be filed all Tax Returns that it was required to file. All such Tax Returns were accurately prepared in all material respects. All Taxes owed by NexGen (whether or not shown on any Tax Return) have been paid or provision has been made for the payment thereof, except such Taxes, if any, set forth on Section 4(k) of the Disclosure Schedules and are being contested in good faith and as to which adequate reserves have been provided in the Financial Statements. NexGen is currently not the beneficiary of any extension of time within which to file any Tax Return. There are no Security Interests on any of the assets of NexGen that arose in connection with any failure (or alleged failure) to pay any Tax.

(l) Real Property. NexGen neither owns nor leases real property.

(m) Intellectual Property.

(i) §4(m)(i) of the Disclosure Schedule identifies each patent which has been issued to NexGen with respect to any of its Intellectual Property, identifies each pending patent application which NexGen has made with respect to any of its Intellectual Property, identifies each invention disclosure or record (including identification of all laboratory notebooks pertaining to such invention) with respect to its Intellectual Property and identifies each license, sublicense, agreement, or other permission NexGen has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Sellers have made available to the Buyer true and correct copies of all such patents, applications, licenses, sublicenses, agreements, and permissions (as amended to date), have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item, and agrees to maintain such copies on the current Lumigen premises through the Closing.

(ii) §4(m)(ii) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that NexGen uses pursuant to license, sublicense, agreement, or permission. The Sellers have made available to the Buyer true and correct copies of all such licenses, sublicenses, agreements, and permissions (as amended to date) and agrees to maintain such copies on the current Lumigen premises through the Closing. With respect to each item of Intellectual Property required to be identified in §4(m)(ii) of the Disclosure Schedule:

(A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect as to NexGen;

(B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above);

(C) to the Knowledge of Sellers, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) no party to the license, sublicense, agreement or permission has repudiated any provision thereof;

(E) with respect to each license, sublicense, agreement or permission, the representations and warranties set forth in subsections (A) through (D) above are to the Knowledge of Sellers true and correct with respect to the underlying license;

(F) to the Knowledge of Sellers the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and,

(G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Sellers, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property.

(iii) The Sellers have complied in all material respects with and are presently in compliance in all material respects with all foreign and U.S. patent office regulations and procedures applicable to the Intellectual Property of NexGen.

(n) Contracts. §4(n) of the Disclosure Schedule lists all contracts and other agreements to which NexGen is a party.

The Sellers have delivered to the Buyer a correct and complete copy of each written agreement (as amended to date) listed in §4(n) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in §4(n) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable (except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, and other similar laws affecting the rights and remedies of creditors generally and general equitable principles), and in full force and effect with respect to NexGen; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect with respect to NexGen on identical terms following the consummation of the transactions contemplated hereby; (C) to the Knowledge of NexGen no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) to the Knowledge of NexGen no party has repudiated any provision of the agreement.

(o) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of NexGen.

(p) Litigation. NexGen is not a party to any pending litigation and to the Knowledge of Sellers there is no threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against NexGen.

(q) Employees. NexGen has no employees.

(r) Guaranties. NexGen is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

5. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under §7 below). The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to NexGen. Buyer acknowledges that Sellers will require access to and copies of such records in connection with their respective Tax preparation and filings and agrees to promptly provide such access or copies when requested by a Seller.

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving NexGen, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore under §7 below).

(c) Confidentiality. Each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this §6(c). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his reasonable best efforts to obtain, at the reasonable request and expense of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

6. Deliverables at Closing.

(a) The Sellers shall deliver to the Buyer:

(i) the resignations, effective as of the Closing, of each manager of NexGen;

(ii) Annex I and the Disclosure Schedules of §4;

(iii) all of their 80.1 Units of NexGen Units; and

(iv) the Amendments to the Noncompetition Agreement signed by Hashem Akhavan-Tafti, A. Paul Schaap, and Gary T. Priestap, each in form and substance reasonably acceptable to Buyer and the applicable Individual Seller.

(b) The Buyer shall deliver to the Sellers: $36,045,000 by delivery of cash payable by wire transfer to the account set forth opposite the respective Seller’s name on Appendix I or delivery of other immediately available funds.

7. Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties. All of the SOL Representations of the Parties shall survive the Closing hereunder forever thereafter (subject only to the applicable statute of limitations). All of the other representations and warranties of the Parties contained in this Agreement shall survive the Closing and continue in full force and effect for one year thereafter.

(b) Indemnification Provisions for Benefit of the Buyer.

(i) In the event any of the Sellers breaches (or in the event any third party alleges facts that, if true, would mean any of the Individual Sellers has breached) any of their representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to §7(a) above, provided that the Buyer makes a written claim for indemnification against any of the Individual Sellers pursuant to §9(h) below within such survival period, then, subject to the terms of this Section 7, the Sellers agree to indemnify the Buyer from and against any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(ii) Subject to the terms of this Section 7, the Sellers agree to indemnify the Buyer from and against any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of NexGen (x) for any Taxes of NexGen with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date), to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the Financial Statements.

(c) Indemnification Provisions for Benefit of the Sellers. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to §7(a) above, provided that any of the Sellers makes a written claim for indemnification against the Buyer pursuant to §9(h) below within such survival period, then the Buyer agrees to indemnify each of the Sellers from and against any Adverse Consequences the Individual Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Individual Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(d) Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using its or their cost to borrow money from its usual and customary lenders as the discount rate) in determining Adverse Consequences for purposes of this §7. All indemnification payments under this §7 shall be deemed adjustments to the Purchase Price.

(e) Other Indemnification Provisions. Each of the Individual Sellers hereby agrees that he or it will not make any claim for indemnification against NexGen by reason of the fact that he was a manager, officer, employee, or agent of NexGen.

(f) Limitations on Indemnity. The parties expressly intend and agree as follows (the limitations and qualifications contained in this Section 7(f) being a material inducement to Sellers and Buyer in agreeing to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement):

(i) Sellers shall have no obligation to indemnify Buyer in respect of Adverse Consequences pursuant to Section 7(b) unless:

(A) such Adverse Consequences exceed $1,000,000 in the aggregate (the “Indemnification Threshold”), and then only to the extent such Adverse Consequences exceed the Indemnification Threshold; provided, however, the Indemnification Threshold limitation shall not apply in any manner whatsoever to any breach of the SOL Representations.

(ii) Buyer shall have no obligation to indemnify Sellers in respect of Adverse Consequences pursuant to Section 7(c) unless such Adverse Consequences exceed the Indemnification Threshold, and then only to the extent such Adverse Consequences exceed the Indemnification Threshold; provided, however, the Indemnification Threshold limitation shall not apply in any manner whatsoever to any breach of the SOL Representations.

(iii) Except as provided below, the aggregate amount of Adverse Consequences that may be recovered by the Buyer under Section 7(b) may not exceed (i) with respect to the Sellers collectively, an aggregate of $3,600,000 (the “Buyer Cap”) and (ii) with respect to each particular Seller, such Seller’s pro rata portion of the Buyer Cap based upon his or its Applicable Percentage. The aggregate amount of Adverse Consequences that may be recovered by the Sellers under Section 7(c) may not exceed $3,600,000 (the “Seller Cap”). Neither the Buyer Cap nor the Seller Cap shall apply to the obligations of any Party hereto to the extent a breach results from fraud or intentional misrepresentation by such Party.

(iv) The Sellers shall not have any claim for contribution from or against NexGen as a result of any indemnification or other payments made by any of the Sellers to the Buyer pursuant to this Agreement.

(v) The amount of any Adverse Consequences for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the indemnified party or its Affiliates with respect to such Adverse Consequences under insurance policies maintained by NexGen prior to the date hereof, net of reasonable expenses incurred by the indemnified party in obtaining such recovery. Buyer will (and will cause NexGen to) use its commercially reasonably efforts to seek full recovery under the insurance policies referenced in the foregoing sentence; provided, however, that the indemnified party shall have no obligation to first submit or to collect upon any applicable insurance coverage as a precondition to making a claim for indemnification hereunder or obtaining indemnification for Adverse Consequences therefor, and the Parties hereto agree, without limiting any other rights any indemnifying party may have against Buyer, not to delay in any manner the payment to Buyer of such indemnification based on Buyer’s non-fulfillment of the foregoing obligation at the time any such claim is made. If permitted under the terms of the applicable insurance policies, in lieu of the foregoing, the indemnified party may subrogate or assign its rights to recover under such insurance policies to the Sellers.

(vi) After the Closing, the remedies provided in this Section 7 are the sole and exclusive remedies available to a Party for any and all Adverse Consequences resulting from any breach or violation of this Agreement by another Party, except for the remedies of specific performance, injunction and other equitable relief; provided, however, that (i) Buyer shall not be deemed to have waived any rights, claims, causes of action or remedies if and to the extent such rights, claims, causes of action or remedies may not be waived under applicable law or in instances of fraud, intentional misrepresentation or intentional breach and (ii) none of the Sellers shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent such rights, claims, causes of action or remedies may not be waived under applicable law or in instances of fraud, intentional misrepresentation or intentional breach.

(vii) Notwithstanding any other provision of this Agreement, the Sellers shall not indemnify, defend or hold harmless Buyer or any of its Affiliates (including NexGen) or any transferee of Buyer or any of its Affiliates, from any liability for Taxes attributable to any action taken on the Closing Date after the Closing by Buyer or any of its Affiliates (including NexGen) or any transferee of Buyer or any of its Affiliates, that is allocable to the day following the Closing Date by Treasury Regulation 1.1502-76(b)(1)(ii)(B).

8. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

(a) Tax Periods Ending on or Before the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for NexGen for all periods beginning prior to the Closing Date and ending on or after the Closing Date which are filed after the Closing Date. Buyer shall permit the Sellers to review and comment on such Tax Return described in the preceding sentence prior to filing. The Sellers shall reimburse Buyer for Taxes of NexGen paid with respect to periods prior to the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability shown on the Financial Statements. For purposes of this Section, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period.

(b) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

9. Miscellaneous.

(a) Waiver of LLC Agreement Provisions. NexGen and each of the Sellers hereby waive any rights of first refusal, rights of first offer, options to purchase or any other rights that they, or any of them, may have to purchase or otherwise acquire the NexGen Units under the LLC Agreement, statute or otherwise and expressly agree that notwithstanding any provision of the LLC Agreement or statute to the contrary, NexGen shall not be dissolved and wind up but shall continue without interruption after the Closing with Buyer as the sole Member (as defined in the LLC Agreement). To the extent any provision or provisions of the LLC Agreement are inconsistent with the provisions of this Agreement and the consummation of the transactions contemplated hereby, the parties hereto agree that the inconsistent provisions of the LLC Agreement shall be deemed modified, waived or approved as required to make the consummation of the transactions contemplated hereby allowable under and consistent with the LLC Agreement.

(b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Individual Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable efforts to advise the other Parties prior to making the disclosure).

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Requisite Sellers; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Sellers:

Hashem Akhavan-Tafti:

Hashem Akhavan-Tafti

4545 Vines Road

Howell, MI 48843

A. Paul Schaap:

A. Paul Schaap

15220 Windmill Point

Grosse Pointe Park, MI 48230

Richard S. Handley:

Richard S. Handley

6852 Kings Mill Dr.

Canton, MI 48187

Gary T. Priestap:

Gary T. Priestap

4938 Labadie

Milford, MI 48380

Copy to:

Jeffrey L. LaBine, Esq.

Miller, Canfield, Paddock and Stone, p.l.c.

101 North Main Street, 7th Floor

Ann Arbor, MI 48104

If to the Buyer:

Lumigen, Inc

c/o Beckman Coulter Inc

  4300 North Harbor Boulevard

  Fullerton, California 92834-3100

  Attention General Manager

Copy to:

  Beckman Coulter Inc.

  4300 North Harbor Boulevard

  Fullerton, California 92834-3100

  Attention General Counsel

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Michigan without giving effect to any choice or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

(j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l) Expenses. Each of the Buyers, the Sellers, and NexGen will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(n) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Oakland County, Michigan, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

(p) Disclosure Schedules.

(i) Notwithstanding anything to the contrary contained in this Agreement or otherwise, all disclosures set forth in the Disclosure Schedules to this Agreement shall qualify each and every representation and warranty of Sellers notwithstanding that any disclosure in the Disclosure Schedules is made with reference to a particular section of this Agreement and notwithstanding that a particular representation or warranty may refer to a different Disclosure Schedule or may not make any reference to any Disclosure Schedules.

(ii) Certain information in the Disclosure Schedules may not be required to be disclosed pursuant to this Agreement. Any such information is included solely for informational purposes, and the inclusion of such information shall not be deemed to enlarge or enhance any of the representations or warranties of Sellers in this Agreement or otherwise alter in any way the terms of this Agreement.

(iii) Neither the specification of any dollar amount in any representation, warranty, or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in the Disclosure Schedules is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty, or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Party shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in the Disclosure Schedules is or is not in the Ordinary Course of Business for purposes of this Agreement.

(q) Attorney-Client Privilege and Conflict Waiver. Miller, Canfield, Paddock and Stone, P.L.C. has represented both the NexGen and the Individual Sellers in connection with this Agreement and the transactions and other documents contemplated hereby. All of the Parties recognize the community of interest that exists and will continue to exist until the Closing between NexGen on the one hand and the Individual Sellers on the other, and the parties agree that such community of interest should continue to be recognized after the Closing. Specifically, the parties agree that:

(i) Neither NexGen nor any Seller will seek to have Miller, Canfield, Paddock and Stone, P.L.C. disqualified from representing any Individual Seller or any affiliate of an Individual Seller in connection with any dispute that may arise between any Individual Seller or affiliate of an Individual Seller and Buyer in connection with this Agreement or any of the transactions or other documents contemplated hereby.

(ii) In connection with any dispute that may arise between any Individual Seller or affiliate of an Individual Seller and Buyer or NexGen, the Individual Seller or affiliate of an Individual Seller involved in such dispute (and not NexGen or any of the members of NexGen) will have the right to decide whether or not to waive any attorney client privilege that may apply to any communications between NexGen and Miller, Canfield, Paddock and Stone, P.L.C. that occurred before the Closing.

(r) Limitation on Remedies. Notwithstanding anything in this Agreement to the contrary, Sellers shall not be liable to Buyer for any incidental, consequential, special, or punitive damages of any kind or nature, including, without limitation, for the breach of the this Agreements, whether such liability is asserted on the basis of contract, tort (including negligence or strict liability), or otherwise, even if Sellers or Buyer have warned or advised or been warned or advised of the possibility of any such loss or damage.

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THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

“Buyer”

Lumigen, Inc. a Michigan corporation

By:	/s/ CAROLYN D. BEAVER
Vice President and Chief Financial Officer

“Sellers”:

/S/ HASHEM AKHAVAN-TAFTI
Hashem Akhavan-Tafti

/S/ A. PAUL SCHAAP
A. Paul Schaap

/S/ RICHARD S. HANDLEY
Richard S. Handley

/S/ GARY T. PRIESTAP
Gary T. Priestap

“NexGen”

Nexgen Diagnostics LLC, joining only with respect to Section 9(a)

By:	/S/ A. PAUL SCHAAP
Its:	CHAIRMAN

Signature Page to Stock Purchase Agreement

ANNEX I

Seller Representation and Warranty Exceptions

3(a)(i)	Organization and Certain Sellers

None

3(a)(ii)	Authorization of Transaction

None

3(a)(iii)	Noncontravention

Transfer of the NexGen Units, including the transfers contemplated by the Agreement, are restricted pursuant to the constituent documents of NexGen and are also subject to certain first refusal and first offer rights as set forth in the LLC Agreement.

3(a)(iv)	Brokers’ Fees

None

3(a)(v)	NexGen Units

Transfer of the NexGen Units, including the transfers contemplated by the Agreement, are restricted pursuant to the constituent documents of NexGen and are also subject to certain first refusal and first offer rights as set forth in the LLC Agreement.

The voting rights of a holder of NexGen Units are subject in cases to the provisions of the LLC Agreement and vary depending on the membership status of the holder.

ANNEX II

Buyer Representation and Warranty Exceptions

3(b)(i)	Organization of the Buyer

None

3(b)(ii)	Authorization of Transaction

None

3(b)(iii)	Noncontravention

None

3(b)(iv)	Brokers’ Fees

None

3(b)(v)	Investment

None